Exhibit 99.1

INTERSTELLAR BRANDS, A SUBSIDIARY OF INTER PARFUMS, INC., TO DEVELOP A NEW FRAGRANCE LINE WITH LILY ALDRIDGE

Interstellar Brands also Forms Strategic Partnership with IMG Models

New York, New York, September 18, 2018: Interstellar Brands LLC, a subsidiary of Inter Parfums, Inc. (NASDAQ GS: IPAR), today announced the development of a new fragrance line in collaboration with supermodel Lily Aldridge. This deal marks the beginning of a strategic partnership between Interstellar and IMG Models—which manages Aldridge—to develop direct-to-consumer e-commerce fragrance and beauty businesses for IMG Models’ diverse and dynamic client base.

Aldridge, best known for her work with Bulgari, Ralph Lauren, Levi’s and Victoria’s Secret, will work closely with Interstellar to develop a unique, namesake fragrance line and ecommerce site that will be connected directly to Aldridge’s social channels and passionate fan base. Initial products are expected to be available for sale by the end of 2019.

“We believe this partnership is a first in our industry,” said Jean Madar, Chairman & CEO of Inter Parfums, Inc. “Drawing from our decades of experience creating products that capture and interpret the DNA of our brands, we will look to develop namesake products that capture the spirit of each celebrity. Direct-to-consumer sales backed by social media, rather than traditional advertising, make this a very attractive business opportunity.”

He continued, “We are very pleased that Lily Aldridge is our first partner under this agreement. Not only a beautiful model, Lily is also an exemplary role model, as a wife, mother and business woman. She is ‘all in’ on this project and will be fully engaged in the creative and product development decisions of her brand. She will also help fast track the launch and continued sale of her fragrances through interaction with her growing social media following.”

Interstellar’s broader partnership with IMG Models will see the two groups collaborate on exploring and developing compelling ecommerce businesses for IMG Models clients. Interstellar will be responsible for building the e-commerce platforms, all aspects of product development, packaging, production and marketing, as well as fulfillment and customer service. In addition to talent, IMG will develop creative content to support marketing and promotional efforts.

President of IMG Models and Fashion Properties, Ivan Bart, stated, “We’re excited for Lily to launch her own fragrance line, and we have enjoyed the support of Interstellar Brands in bringing this collaboration to life. As we grow our partnership, we look forward to offering more IMG Models the opportunity to create their own direct-to-consumer fragrance and beauty lines, and to exploring the myriad crossover opportunities within the broader Endeavor network.”

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ABOUT IMG

IMG is a global leader in sports, fashion, events and media, operating in more than 30 countries. The company manages some of the world’s greatest sports figures and fashion icons; stages hundreds of live events and branded entertainment experiences annually; and is a leading independent producer and distributor of sports and entertainment media. IMG also specializes in sports training and league development, as well as marketing, media and licensing for brands, sports organizations and collegiate institutions. IMG is part of the Endeavor (formerly WME | IMG) network.

ABOUT INTER PARFUMS, INC.

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance and beauty products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

Contact at IMG
Ansleigh Scholtes, VP Communications
(212) 774-5481
ansleigh.scholtes@img.com
www.imgmodels.com